Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), made and entered into as of the 10th day of December, 2012, by and between HDS International Corporation, a corporation organized under the laws of the State of Nevada, USA (“HDS International”),  HDS Energy and Ecosystems NB, Ltd., a business incorporated under the laws of New Brunswick, Canada ("LICENSEE"), and Hillwinds Energy Development Corporation, a corporation organized under the laws of the State of Connecticut, USA ("LICENSOR") (each of HDS INTERNATIONAL, LICENSOR, and LICENSEE a "Party," and collectively, the "Parties").

RECITALS

WHEREAS, LICENSOR is the owner of certain "Intellectual Property” as defined in Section 1 below, relating to the “Primary Fields”;

WHEREAS, LICENSOR desires to grant licenses under said Intellectual Property;

WHEREAS, HDS INTERNATIONAL currently licenses certain intellectual property from LICENSOR pursuant to two separate license agreements between HDS INTERNATIONAL and LICENSOR, the first dated August 15, 2011 and the second dated September 2, 2011 (together, the “Back Bay Licenses”).

WHEREAS, HDS INTERNATIONAL is the parent company of LICENSEE, and LICENSEE is a wholly-owned subsidiary of HDS INTERNATIONAL;

WHEREAS, LICENSEE desires to have the Intellectual Property developed and utilized in the public interest;

WHEREAS, as a result of recent events and negotiations between the Parties, HDS INTERNATIONAL wishes to cancel the Back Bay Licenses and LICENSEE desires to acquire an exclusive license under the Intellectual Property from LICENSOR upon the terms and conditions hereinafter set forth; and

WHEREAS, LICENSOR has the power and authority to grant to LICENSEE such license.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein the Parties agree as follows:

1.            DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	"Effective Date" shall mean the date first written above.

1.2
"Primary Fields" shall mean the methods and areas of technology involving the methods and areas of technology involving design, development, commercialization, manufacture and sale of processes and systems relating to, among other things, industrial algae biomass production; hydroponics production;  the capture and removal of carbon dioxide from waste gases and other sources; the fixation of carbon dioxide in biological systems through photosynthetic organisms and otherwise; the production of micro and macro algae, and other photosynthetic crops, for commercial purposes, in lab-based, open-pond, and ocean-based settings; the harvesting of algae; the processing of algae and separation into various components, for the ultimate production of biofuels, biomass and related co-products; and the production of such end products; and the reutilization of carbon dioxide from emissions using certain genetically modified algae as an active agent in a biological reactor, to reduce carbon dioxide emissions and produce methane that can be used for energy production.

1.3	"Intellectual Property" shall mean and include:

(a)
any United States and foreign patents and patent applications (together, the “Patents”) as further described  in Appendix A, any patents issued from such applications, and any divisional, continuation, continuation-in-part, reissue, re-examination, substitute and/or extension of the Patents as they arise; and

(b)
any copyrights, copyright applications, trademarks, trademark applications, Know-how, trade secrets, data and other information relating to the Primary Fields owned by LICENSOR as of the date first written above.

1.4
A "Licensed Product" shall mean any material, composition, product, service or part thereof which (i) is covered in whole or in part by an issued, unexpired or pending claim contained in the Intellectual Property, (ii) is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Intellectual Property, or (iii) is otherwise derived from the Intellectual Property.

1.5
A "Licensed Process" shall mean any process or method which (i) is covered in whole or in part by an issued, unexpired or pending claim contained in the Intellectual Property, or (ii) is otherwise derived from the Intellectual Property.

1.6
"Net Sales" shall mean LICENSEE's (and its sublicensees') billings for Licensed Products and Licensed Processes during a particular accounting period less the sum of (a) discounts allowed in amounts customary in the trade, (ii) sales taxes, tariff duties, and/or use taxes which are directly imposed and are with reference to particular sales, (iii) outbound transportation prepaid or allowed; and (iv) amounts allowed or credited on returns.

In the event that a Licensed Product is sold in combination with another product and/or service ("Combination Product"), Net Sales, for purposes of royalty payments on the Combination Product, shall be calculated by multiplying the Net Sales on sale of that combination by the fraction A/B, where A is the gross selling price of the Licensed Product sold separately and B is the gross selling price of the Combination Product. In the event that no such separate sales are made by the Company, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination by the fraction C/(C+D) where C is the fully allocated cost of the Licensed Product and D is the fully allocated cost of other components, such standard costs being determined using LICENSEE’s standard accounting procedures.

1.7	"Know-how" shall mean the ideas, methods, characterization and techniques developed by the LICENSOR before the Effective Date, which are necessary for practicing the Intellectual Property.

1.8
“Non-Royalty Sublicense Income” shall mean sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by sublicensees to LICENSEE on account of sublicenses pursuant to this Agreement.

1.9	"Licensed Territory" shall mean the Province of New Brunswick, Canada.

2.            LICENSE

2.1           Terminating, Superseding and Replacing Back Bay Licenses. This Agreement shall terminate, replace and supersede in entirety the Back Bay Licenses.

2.2           Grant.  LICENSOR hereby grants to LICENSEE, subject to the terms and conditions set forth in this Agreement, an exclusive and perpetual license in the Licensed Territory to use the Intellectual Property to develop, make, use, market and sell Licensed Products and to practice Licensed Processes.  In order to establish such exclusivity, LICENSOR shall not grant to third parties a further license under the Intellectual Property within the Licensed Territory during the term of this Agreement.

2.3           Improvements.  All modifications, design changes, updates, or similar revisions in scope which relate to the Intellectual Property or any derivative of the Intellectual Property ("Improvements") made by LICENSEE shall be promptly disclosed to LICENSOR.  All Improvements made by LICENSEE shall become the property of LICENSOR and shall be deemed to be included in the license granted to LICENSEE by this Agreement.  LICENSEE agrees to provide reasonable cooperation in connection with perfection of rights in such Improvements, and to execute any and all documents necessary to perfect LICENSOR’s rights therein.

2.4           Sublicense.  The rights and obligations licensed to LICENSEE herein are personal in nature and directed solely to LICENSEE.  LICENSEE shall not enter into sublicensing agreements for the rights, privileges and licenses granted hereunder without the prior written consent of LICENSOR and upon terms and conditions agreed to by LICENSOR.  Upon such approval, all such sublicense agreements shall, among other things, provide that the obligations to LICENSOR of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement.

2.5           Other Territories.  LICENSEE may submit proposals to LICENSOR to use the Intellectual Property or establish operations to develop and make Licensed Products and to practice Licensed Processes outside of the Licensed Territory (but not within a territory licensed by LICENSOR to a third party under a separate agreement).  LICENSOR may authorize or reject LICENSEE’s proposal(s) at LICENSOR’s sole discretion.  LICENSEE shall have reasonable access to territory information regarding LICENSOR's license agreements with third parties and LICENSOR shall make commercially reasonable efforts to notify LICENSEE of licensing agreements reached with third parties within thirty (30) days of reaching such agreements.  Notwithstanding the foregoing, LICENSEE shall be permitted to, subject to the confidentiality requirements hereto, apply for or obtain grant funding in any jurisdiction, provided that such grant funds are applied within the Licensed Territory.

2.6           Ownership.  The Parties acknowledge and agree that the Intellectual Property shall remain the sole property of LICENSOR throughout the term of this Agreement and after any termination or cancellation of this Agreement.

2.7           Costs.  LICENSEE shall be solely responsible for the manufacture, production, marketing, sale and distribution of the Licensed Products and the practice of Licensed Processes, and shall be solely responsible for any and all costs associated therewith.

3.            REQUIREMENTS

3.1           Best Efforts.  LICENSEE shall use its best efforts to apply and practice Licensed Processes and to bring one or more Licensed Products to market through a thorough, vigorous, and diligent program for exploitation of the Intellectual Property to attain maximum commercialization of Licensed Products and Licensed Processes and shall thereafter continue such efforts throughout the life of this Agreement.

3.2           Milestones.  LICENSEE shall adhere to the following milestones:

(a)
Progress Report.  LICENSEE shall deliver to LICENSOR an annual progress report as to (i) LICENSEE's (and any sublicensee's) efforts and accomplishments during the preceding year in diligently commercializing the Licensed Products and Licensed Processes in the Licensed Territory, and (ii) LICENSEE's (and any sublicensee's) commercialization plans for the upcoming year.

The annual report shall be due on or before each anniversary of the Effective Date.  The report shall summarize in writing the progress for the activities described above.  Licensee shall allow 1-3 paragraphs for each of the following:

1)            Efforts.  Activities currently under investigation, i.e., ongoing activities including objectives and parameters of such activities, when initiated, and projected date of completion.

2)            Accomplishments.  Activities completed since last report including the objectives and parameters of the development, when initiated, when completed and the results.

3)            Commercialization plans.  Activities to be undertaken before the next annual report including, but not limited to, the type and objective of any necessary efforts and their projected starting and completion dates.

4)            Commercialization timeline. Estimated total time remaining before Licensed Products and Licensed Processes will be commercialized.

5)            Changes to plan. Describe any changes to the initial commercialization plan with reasons for the change.

(b)
LICENSOR reserves the right to audit LICENSEE's records relating to the development of Licensed Products and Licensed Processes as required hereunder subject to the procedures and restrictions set forth for audit of the financial records of LICENSEE in Section 5.

3.3           General Performance Requirement.  If LICENSEE fails to perform in accordance with Paragraphs 3.1 and 3.2 above, then LICENSOR shall have the right and option to either (a) terminate this Agreement pursuant to Paragraph 11.3 hereof or (b) change LICENSEE’s exclusive license to a nonexclusive license.  This right if exercised by LICENSOR shall supersede the rights granted in Paragraph 2.2.

3.4           Performance Requirements within Licensed Territory.  Beginning ten (10) years from the Effective Date of this Agreement, LICENSOR shall have the right at any time and from time to time, to terminate or limit the scope of the exclusive license granted herein with respect to any field of use or any national political jurisdiction in which LICENSEE fails to use its best efforts to commercialize the Intellectual Property.  In order to limit the scope of the license pursuant to this Paragraph 3.4, LICENSOR shall provide LICENSEE with ninety (90) days' prior written notice specifying the field of use or geographic area in which it intends to terminate or limit the scope of the license of the Intellectual Property, and the license shall be terminated or limited in scope as specified in such notice unless LICENSEE provides  reasonable evidence satisfactory to LICENSOR, within the said ninety-day period, that LICENSEE is exercising its best efforts to commercialize the Intellectual Property in the identified field of use or national political jurisdiction.  As used herein, (i) "commercialize" means having Net Sales of Licensed Products or Licensed Processes in such jurisdiction; and (ii) "efforts to commercialize" means having Net Sales of Licensed Products or Licensed Processes or an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, production or Net Sales of Licensed Products or Licensed Processes in any jurisdiction, and plans acceptable to LICENSOR, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) that LICENSOR intends to terminate or limit in scope.

4.            ROYALTIES AND FEES

4.1           License Maintenance Fee.  There shall be no License Maintenance Fee.

4.2           Running Royalty.  This Agreement has no running royalty rate and LICENSEE is not obligated to pay any royalty on Net Sales of Licensed Products, Licensed Processes or for Non-Royalty Sublicense Income.

4.3           Patent Costs.

(a)
Reimbursement.  LICENSEE shall reimburse LICENSOR for all future (on or after the Effective Date) costs, fees and expenses incurred in connection with the filing, prosecution and maintenance of the Intellectual Property.  Such reimbursement shall be made within thirty (30) days of receipt of an itemized invoice from LICENSOR and shall bear interest, if overdue, at the rate specified in Paragraph 5.5.

(b)
Restriction of Rights for Non-payment.  If LICENSEE elects not to support the expense of filing or prosecution of any patent application or to maintain any patent for any reason, it shall promptly notify LICENSOR of its decision and LICENSOR shall thereafter have the sole and exclusive right to undertake such filing, prosecution or maintenance at its own expense, and LICENSOR shall have the right to dispose of such patent applications or patents as it chooses and without further obligation to LICENSEE with respect to such patent applications or patents, and such patent applications or patents shall be removed from the scope of this Agreement.

4.4           So long as LICENSEE has not undertaken the manufacture or production of any proprietary chemical compounds utilized in conjunction with the Intellectual Property, which LICENSOR shall first approve and consent to at its sole discretion, based on criteria determined in the sole discretion of LICENSOR, LICENSEE shall utilize LICENSOR as its exclusive supplier for such proprietary chemical compounds.

4.5           Payments shall be paid in United States dollars at LICENSOR or at such other place as LICENSOR may reasonably designate consistent with the laws and regulations controlling in any foreign country.  If any currency conversion shall be required in connection with the payment of fees hereunder, such conversion shall be made in using the exchange rate published in The Wall Street Journal on the last business day of the calendar month in which payment falls due (or the closest business day prior thereto on which such rate is published).

4.6           All payments due hereunder shall be paid in full without deduction of taxes or other fees, except those listed in Paragraph 1.6 above, which may be imposed by any government or governmental authority and all such governmental taxes and fees shall be paid by LICENSEE or sublicensees if any.

5.            REPORTS AND RECORDS

5.1           Records.  LICENSEE shall keep full, true, and accurate books of accounting containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder.  Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE.  Said books and the supporting data shall be open at all reasonable times for five years following the end of the calendar year to which they pertain for the inspection of LICENSOR or its agents for the purpose of compliance in any respects with this Agreement.  Should such inspection lead to the discovery of a ten percent (10%) or greater discrepancy in reporting, then LICENSEE shall pay the full cost of such inspection.

5.2           Quarterly Reports.  After the first commercial sale of a Licensed Product, LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to LICENSOR true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under this Agreement.  These reports shall include at least the following:

(a)	number of Licensed Products manufactured and sold;

(b)	total billings for Licensed Products sold;

(c)	total billings for Licensed Processes practiced;

(d)	sublicense income and details;

(e)	deductions applicable as provided in Paragraph 1.6;

(f)	names and addresses of all sublicensees of LICENSEE.

5.4           Financial Statements.  At LICENSOR’s request, on or before the sixtieth day following the close of LICENSEE's fiscal year, LICENSEE shall provide LICENSOR with a statement for the preceding fiscal year stating, at a minimum, the correctness of the reported billings of Licensed Products and Licensed Processes, and total fees paid to LICENSOR.  Such statement shall be certified as correct by an officer of LICENSEE or by an independent auditor.

5.5           Interest Penalty.  The license fees and reimbursements for patent-related expenses set forth in this Agreement shall, if overdue, bear interest until payment in full at the monthly rate of one percent (1%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the date that any royalty payment, license fee, or other reimbursement is due.  The payment of such interest shall not foreclose LICENSOR from exercising any other rights it may have as a consequence of the lateness of any payment.

6.            PATENT PROSECUTION

6.1           Provided that LICENSEE has reimbursed LICENSOR for Patent Costs pursuant to Section 4, LICENSOR shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in the Intellectual Property using counsel of its choice. Such counsel shall take instructions only from LICENSOR, and all patents and patent applications in the Intellectual Property shall be assigned solely to LICENSOR.

7.            INFRINGEMENT

7.1           LICENSEE shall inform LICENSOR promptly in writing of any alleged infringement of the Intellectual Property by a third party and of any available evidence thereof.

7.2           During the term of this Agreement, LICENSOR shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Intellectual Property.  If LICENSOR prosecutes any such infringement, LICENSEE agrees that LICENSOR may include LICENSEE as a co-plaintiff in any such suit, without expense to LICENSEE.  The total cost of any such infringement action commenced or defended solely by LICENSOR shall be borne by LICENSOR, but LICENSOR shall keep any recovery or damages for past infringement derived from said suit, whether resulting from a judgment, settlement, or otherwise, as reimbursement for any and all expenses, costs, and efforts expended by LICENSOR in pursuit of the claim.  The remainder, if any, shall then be divided between LICENSOR and LICENSEE in an equitable manner to allow LICENSEE to receive a portion of the income it would have received but for the infringement.

7.3           If within six (6) months after having been notified of any alleged infringement or such shorter time prescribed by law, LICENSOR shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSOR shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Intellectual Property, and LICENSEE may, for such purposes, use the name of LICENSOR as party plaintiff; provided however that such right to bring an infringement action shall remain in effect only for so long as the license granted herein remains exclusive.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which consent shall not be unreasonably withheld.  LICENSEE shall indemnify LICENSOR from and against all costs, expenses, judgments, or other adverse results that arise during or that result from such proceedings or the actions associated therewith.

7.4           In the event that a declaratory judgment action alleging invalidity or infringement of any of the Intellectual Property shall be brought against LICENSEE, LICENSOR, at its option, shall have the right, within thirty (30) days after notice of the commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.5           In any infringement suit as either Party may institute to enforce the Intellectual Property pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.            INDEMNIFICATION

8.1           LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold LICENSOR, its officers, agents, employees, affiliates and assigns, both in their official and personal capacities, harmless against all claims and expenses, including legal expenses and reasonable attorney's fees, whether arising from a third party claim, whether resulting from LICENSOR's enforcing this indemnification clause against LICENSEE, or whether arising out of the death of or injury to any person or persons or out of any damage to property, and further against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the use of the Intellectual Property, the production, manufacture, sale, use, lease, consumption or marketing of Licensed Products or Licensed Processes, or arising from any obligation of LICENSOR or LICENSEE hereunder.

8.2           At LICENSOR’s request, LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and LICENSOR (including the other persons and entities identified in Paragraph 8.1) in regard to events covered by Paragraph 8.1 above.  LICENSEE shall provide LICENSOR with a copy of the certificate of coverage evidencing compliance with the above requirements within thirty (30) days of the Effective Date of this Agreement and annually thereafter to evidence constant and continuous coverage during the life of this Agreement and thereafter for as long as liability exposure exists. Such insurance shall:

(a)	be written by an insurance company authorized to do business in the Licensed Territory;

(b)	be endorsed to also include product liability coverage;

(c)	provide and require thirty (30) days written notice to be given to LICENSOR prior to any cancellation or material change of the coverage;

(d)
include limits of coverage of not less than $1,000,000 per occurrence with an aggregate of $3,000,000 for personal injury or death, and $1,000,000 per occurrence with an aggregate of $3,000,000 for property damage.

8.3           LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED, TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, OR FOR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER DISCOVERABLE OR NOT DISCOVERABLE.  LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED IN CONNECTION WITH THE ABILITY TO OBTAIN REGULATORY APPROVALS OR ENVIRONMENTAL-BASED CLEARANCES TO DEVELOP, MAKE, USE AND SELL LICENSED PRODUCTS OR PRACTICE LICENSED PROCESSES.   NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY LICENSEE OR SUBLICENSEE(S) OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.  IN NO EVENT SHALL LICENSOR, IT’S OFFICERS, AGENTS OR EMPLOYEES THEREOF BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOSS OF PROFITS, REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED OF, SHALL OTHERWISE HAVE REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY THEREOF.

9.            ASSIGNMENT

Neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any person or entity, whether voluntarily or involuntarily, by operation of law, or otherwise, without the prior written approval of LICENSOR in each instance.  In the event of an attempted assignment of this Agreement without the prior written approval of LICENSOR, such attempted assignment shall be null and void and shall be of no effect.  LICENSOR shall have the right, at its sole discretion, to terminate this Agreement after any such attempted assignment by LICENSEE.  As a condition of such approval, LICENSEE shall provide LICENSOR with evidence to demonstrate that such transferee has or is likely to acquire capital and manpower resources sufficient to fulfill the obligations it is assuming hereunder.  Upon completion of such transfer, thereafter the term “LICENSEE” as used herein shall refer to such transferee.  If the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, or LICENSOR and such transferee do not agree upon new licensing terms and conditions, within sixty (60) days of close of such transfer of LICENSEE's business, LICENSOR shall have the right to terminate this Agreement.

10.          CONFIDENTIALITY

10.1         During the term, upon, and after the expiration or termination of this Agreement, the Parties shall keep all proprietary information within the scope of this Agreement confidential, including any and all proprietary and confidential information relating to the Intellectual Property, technical data, trade secret, Know-how or other confidential information disclosed by any party hereunder in writing, orally, or by drawing or other form and which shall be marked by the disclosing party as “Confidential” or “Proprietary”, or that by the nature of the circumstances surrounding disclosure ought reasonably to be treated as confidential (“Confidential Information”).  Confidential Information shall include information relating to any Improvement.

11.          TERMINATION

11.1         Cessation of Business.  If LICENSEE shall cease to carry on its business, this Agreement shall terminate immediately.

11.2         Non Payment.  Should LICENSEE fail to make any payment when due, LICENSOR shall have the right to terminate this Agreement on thirty (30) days' notice.  Upon the expiration of the thirty-day period, if LICENSEE shall not have paid such payment in full with any interest due thereon, the LICENSEE’s (and any sublicensees’) rights, privileges, and license granted hereunder shall automatically, and without any requirement for further action or notice from or by LICENSOR, terminate.

11.3         Material Breach.  Upon any material breach or default of this Agreement by LICENSEE other than those occurrences set out in Paragraphs 11.1 and 11.2 above which shall always take precedence in that order over any material breach or default referred to in this Paragraph 11.3, including, but not limited to, breach or default under Paragraph 4.3, LICENSOR shall have the right to terminate this Agreement and the rights, privileges, and license granted hereunder on ninety (90) days' notice to LICENSEE.  Such termination shall become effective unless LICENSEE shall have cured any such breach or default to the satisfaction of LICENSOR prior to the expiration of the ninety-day period.

11.4         Repetitive Non Payment.  LICENSOR may terminate this Agreement upon the occurrence of the third separate failure by LICENSEE within any consecutive three-year period for failure to pay fees when due, regardless of LICENSEE's compliance with Paragraph 11.2 above.

11.5         Challenge of Validity.  LICENSOR shall have the right to immediately terminate this license agreement in the event that LICENSEE challenges, directly or indirectly or at written urging of a third party on behalf of LICENSEE, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of the licensed patents or Intellectual Property before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction.

11.6         All amounts paid to date to LICENSOR by LICENSEE under this agreement shall be nonrefundable.

12.          PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice, or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified, first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

LICENSOR:                           Hillwinds Energy Development Corporation
501 Kinds Highway East, Suite 108

Fairfield, CT  06825

LICENSEE:                            HDS Energy and Ecosystems NB, Ltd.
10 Dorrance Street, Suite 700
Providence, RI  20903

13.          MISCELLANEOUS

13.1         Governing Laws.  This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of New York without regard to its choice of law or conflicts of law rules or principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. LICENSEE hereby consents to adjudication of any dispute, including the validity of any patent licensed hereunder, between LICENSOR and LICENSEE by the judicial court system in the State of New York and further acknowledges jurisdiction of such disputes to be subject to the "long-arm statutory jurisdiction" of the New York court system.

13.2         Use of Names. LICENSEE shall not use the names, logos, trademarks, or any other mark or image considered by LICENSOR to be identified with or protected by LICENSOR, or those of any of the LICENSOR's employees or former employees, or any adaptation thereof, in any advertising, promotional or sales literature without the prior written consent of LICENSOR in each case, except that LICENSEE may state that it is licensed by LICENSOR under the patents and/or applications comprising the Intellectual Property identified in this Agreement.

13.3         Severability.  The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13.4         Patent Marking.  LICENSEE shall mark Licensed Products sold with all applicable identification numbers, when and where appropriate.

13.5         No Waiver.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

13.6         Term.  This Agreement shall remain in full force and effect unless otherwise terminated as provided herein.

13.7.        Export Controls.  LICENSEE hereby agrees that it shall not sell, transfer, export or reexport any Licensed Products or related information in any form, or any direct products of such information, except in compliance with all applicable laws, including the export laws of U.S. government agencies and any regulations thereunder, and will not sell, transfer, export or reexport any such Licensed Products or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws.  LICENSEE shall be solely responsible for obtaining all licenses, permits or authorizations required from the U. S. and any other governmental entity for any such export or reexport.  To the extent not inconsistent with this Agreement, LICENSOR agrees to provide LICENSEE with such assistance as it may reasonably request in obtaining such licenses, permits or authorizations.

13.8         Headings.  The headings of the sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13.9         Entire Agreement.  The Parties acknowledge that this Agreement together with any exhibits, schedules or other attachments specified herein, sets forth the entire Agreement and understanding of the Parties as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the Parties.  Accordingly, this Agreement supersedes all prior agreements or understandings, written or oral, among the Parties.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused their duly authorized representatives to execute this document as of the Effective Date.

LICENSOR
HILLWINDS ENERGY DEVELOPMENT CORP.

By:          TASSOS RECACHINAS
Name:     Tassos Recachinas
Title:       President

LICENSEE
HDS ENERGY AND ECOSYSTEMS NB, LTD.

By:          TASSOS RECACHINAS
Name:     Tassos Recachinas
Title:       Director & President

HDS INTERNATIONAL CORP.

By:          TASSOS RECACHINAS
Name:     Tassos Recachinas
Title:       President & Chief Executive Officer

APPENDIX A
Patents and Patent Applications

LICENSOR owns, holds or otherwise controls numerous Patents and other Intellectual Property relating to the Primary Fields, which, among other things, cover methods and processes to:

•	Develop non-toxic ocean-based algae production systems for commercial purposes.
•	Capture and remove carbon dioxide (“CO2”) from waste emissions for future high percentage utilization in industrial ocean-based algae farming without secondary release.
•	Provide for the fixation of such captured carbon dioxide with virtually no atmospheric loss, CO2 to photosynthetic organisms such as algae with breakthrough efficiency.
•	Control gas exchange during the algae production process.
•	Control of nutrient media, including the concentration of CO2 available for algae growth and limiting factors such as oxygen and other inhibitors, boosting growth rates.
•	Increase the productivity, growth rate and energy content of biomass.
•	Produce algae biomass for large-scale biofuel and bioproducts applications.
•	Lower the cost of commercial scale carbon capture, sequestration, and production of algae for the ultimate production of biofuels and related co-products.
•
Reutilize carbon dioxide from emissions using certain genetically modified algae as an active agent in a biological reactor to reduce carbon dioxide emissions produced during combustion by converting them into methane.

       LICENSOR believes that its Patents and Intellectual Property can be applied to, among other things, commercially produce and market large quantities of energy while reducing carbon emissions

More specific information regarding the Patents is not disclosed here for confidentiality and business reasons, but LICENSOR has furnished to LICENSEE, and LICENSEE has received, evaluated, and is in possession of, all relevant herein referenced Patent information.